Exhibit 99.1

NextPlat Announces Results of Annual Meeting of Stockholders

Business Combination with Progressive Care Inc. Approved with Anticipated Closing Date of October 1, 2024

COCONUT GROVE, FL – September 16, 2024 – NextPlat Corp (NASDAQ: NXPL, NXPLW) (“NextPlat” or the “Company”), a global e-Commerce provider, today announced the results of the Company’s Special Annual Meeting of Stockholders (the “Annual Meeting”) held on September 13, 2024.

At the Annual Meeting, shareholders were asked to vote on six proposals, the most notable being the following:

1)

A proposal to approve and adopt the Merger Agreement and Plan of Reorganization pursuant to which Progressive Care Inc. (OTCQB: RXMD) (“Progressive Care”), a controlled subsidiary of the Company, would become a wholly-owned subsidiary of the Company (the “Business Combination”), and the transactions contemplated thereby;

2)	A proposal to approve, for purposes of complying with Nasdaq Listing Rules 5635(a), the issuance of more than 20% of the Company’s issued and outstanding shares of common stock in connection with the Business Combination;
3)	A proposal to elect eight Board nominees to the Board of Directors of the Company;
4)	A proposal to ratify the appointment of RBSM LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and
5)

A proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the joint proxy statement/prospectus filed by the Company with the U.S. Securities and Exchange Commission on August 6, 2024.

Shareholders approved all of the proposals considered at the meeting, including the Business Combination.

Additionally, at a special meeting of shareholders of Progressive Care held on September 13, 2024, the Progressive Care shareholders also approved the Business Combination.

The Company expects the closing of the Business Combination to occur on October 1, 2024, subject to the satisfaction of additional closing conditions, at which point, Progressive Care’s common stock will cease to be outstanding and Progressive Care will become a wholly-owned subsidiary of the Company.

Under terms of the Merger Agreement, Progressive Care shareholders will receive 1.4865 newly issued shares of NextPlat common stock for each share of Progressive Care common stock they own immediately prior to the effective time of the Business Combination. The exchange of shares will be conducted automatically for shares of Progressive Care common stock held in brokerage and retirement accounts. All Progressive Care shareholders who hold physical stock certificates are requested to promptly contact NextPlat’s transfer agent, Equity Stock Transfer, for transfer and delivery instructions. Equity Stock Transfer can be reached at 237 W 37th St, Suite 601, New York, NY 10018 or via telephone at 917-746-4597 and e-mail at info@equitystock.com.

The final voting results are available in the Current Report on Form 8-K filed by NextPlat on September 16, 2024, available at www.sec.gov and on the Company’s website.

About NextPlat Corp

NextPlat is a global e-commerce platform company created to capitalize on multiple high-growth sectors and markets including technology and healthcare. Through acquisitions, joint ventures and collaborations, the Company intends to assist businesses in selling their goods online, domestically, and internationally, allowing customers and partners to optimize their e-commerce presence and revenue. NextPlat currently operates an e-commerce communications division offering voice, data, tracking, and IoT products and services worldwide as well as pharmacy and healthcare data management services in the United States through its subsidiary, Progressive Care Inc. (OTCQB: RXMD).

About Progressive Care

Progressive Care Inc., through its subsidiaries, is a Florida health services organization and provider of Third-Party Administration (TPA), data management, COVID-19 related diagnostics and vaccinations, 340B contracted pharmacy services, prescription pharmaceuticals, compounded medications, provider of tele-pharmacy services, the sale of anti-retroviral medications, medication therapy management (MTM), the supply of prescription medications to long-term care facilities, and health practice risk management. Progressive Care, Inc. became a subsidiary of NextPlat on July 1, 2023.

Media and Investor Contact for NextPlat Corp:

Michael Glickman

MWGCO, Inc.

917-397-2272

mike@mwgco.net